UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2007 (September 28, 2007)

ALCOA INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

390 Park Avenue, New York, New York	10022-4608
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations 212-836-2674

Office of the Secretary 212-836-2732

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Alcoa Inc. (Alcoa) hereby amends its Current Report on Form 8-K filed on October 4, 2007 in order to provide additional details related to the impacts of Alcoa’s recent portfolio review decisions in accordance with Item 2.05 and Item 2.06 of Form 8-K.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

As previously reported on October 4, 2007, Alcoa announced management completed its review of strategic alternatives related to the Electrical and Electronic Solutions business (formerly the Alcoa Fujikura Limited wire harness business) and determined the best course of action is to improve the returns and profitability of this business through a targeted restructuring plan.

In the third quarter of 2007, Alcoa recorded severance charges of $53 million ($36 million after-tax) related to restructurings at various facilities in North America and Europe associated with the Electrical and Electronic Solutions business. Alcoa anticipates recognizing an additional $5 million or less ($4 million after-tax) of costs, such as contract termination costs, retention payments, legal fees and other exit costs, associated with these restructuring actions. The majority of the severance associated with the North American and European facilities is anticipated to be complete by the end of 2008, and the remaining portions of the plan are expected to be complete no later than the first half of 2009. Additionally, Alcoa recorded charges of $207 million ($153 million after-tax) in the third quarter of 2007 for the impairment of goodwill and various fixed assets associated with the Electrical and Electronic Solutions business, as the forecasted future earnings and cash flows of this business no longer supported the carrying values of such assets.

Item 2.06.	Material Impairments.

The information set forth above in Item 2.05, “Costs Associated with Exit or Disposal Activities” relating to the impairment charges recorded by Alcoa in the third quarter of 2007 as a result of its decision to restructure its Electrical and Electronic Solutions business is incorporated herein by reference.

As previously reported on October 4, 2007, Alcoa announced management completed its review of strategic alternatives related to the Automotive Castings business and the businesses within the Packaging and Consumer segment, which includes Flexible Packaging, Closure Systems International, Consumer Products, and Food Packaging, and determined the best course of action is to sell these businesses.

In the third quarter of 2007, Alcoa recorded impairment charges of $68 million ($51 million after-tax) related to the Automotive Castings business and $215 million ($140 million after-tax) for the Packaging and Consumer businesses. These impairment charges reflect the write-down of the carrying value of the assets of these businesses to their respective estimated fair values. Also, Alcoa recorded a $464 million income tax charge related to goodwill associated with the Packaging and Consumer businesses that is non-deductible for tax purposes. Severance and other exit costs may be incurred subsequent to the third quarter of 2007 as Alcoa negotiates the sale of these businesses with potential buyers.

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Forward-Looking Statements

Certain statements in this report relate to future events and expectations, and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “targets,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any intention or obligation, other than as required by law, to update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in global economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to achieve the level of cost savings, productivity improvements or earnings growth anticipated by management, whether due to significant increases in energy, raw materials or employee benefit costs, labor disputes or other factors; (d) Alcoa’s inability to realize the full extent of the expected savings or benefits from its restructuring activities, to complete such activities in accordance with its planned timetable, or to assure that subsequent refinements or developments in its plans do not cause the actual charges to exceed the estimated charges; (e) changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (f) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (g) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2006, Forms 10-Q for the quarters ended March 31, 2007 and June 30, 2007, and other reports filed with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA INC.

By:	/s/ Charles D. McLane, Jr.
Charles D. McLane, Jr.
Executive Vice President and Chief Financial Officer

Dated: October 10, 2007

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